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                                                                    EXHIBIT 99.1

                                                   NEWS RELEASE

(CENTURY ALUMINUM LOGO)

               CENTURY ALUMINUM COMMENTS ON FIRST-QUARTER OUTLOOK

MONTEREY, CA. March 24, 2005 - Century Aluminum Company (NASDAQ:CENX) announced today that certain cost and production issues will have an impact on first-quarter results.

      - Mt. Holly shipments will be reduced by about five million pounds as a result of cast-house production problems. The Company anticipates that cast-house production will return to normal levels by the end of the second-quarter of 2005.

      - The Mt. Holly power surcharges are higher than expected. The higher surcharges will remain throughout 2005.

      - While the St. Ann bauxite equipment failure did not interrupt primary aluminum production at Hawesville, alumina inventories were drawn down to offset lower Gramercy alumina production. The Company has elected to purchase four barges of alumina at spot prices to restore depleted inventories.

The Company anticipates that first-quarter earnings will be reduced by approximately $0.10 per share.

Other than noted above, overall operations and results are consistent with the Company's expectations.

Century owns 615,000 metric tons per year (mtpy) of primary aluminum capacity. The Company owns and operates a 244,000 mtpy plant at Hawesville, KY, a 170,000 mtpy plant at Ravenswood, WV and a 49.67-percent interest in a 222,000-mtpy reduction plant at Mt. Holly, SC. Alcoa Inc. owns the remainder of the Mt. Holly plant and is the operating partner. Century also owns a 90,000 mtpy plant at Grundartangi, Iceland, and will expand that plant to 212,000 mtpy in 2006. After the completion of the 122,000 mtpy Iceland expansion, Century will own 737,000 mtpy of primary aluminum capacity. In addition, Century holds a 50-percent share of the 1.25 million mtpy Gramercy Alumina Plant in Gramercy, LA. Century's corporate offices are located in Monterey, CA.
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This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The Company has based its forward-looking statements on current expectations and projections about the future, however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the Company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the Company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Century Aluminum Company, Monterey, California
Michael Dildine, 831-642-9364
mdildine@centuryca.com



                            Century Aluminum Company
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